Exhibit 99.1

News Release

PartnerRe Appoints Costas Miranthis to
Deputy CEO, PartnerRe Global

PEMBROKE, BERMUDA, April 18, 2007 – PartnerRe Ltd. (NYSE: PRE) announced today that Costas Miranthis has been promoted to the new position of Deputy CEO, PartnerRe Global, effective July 2007. PartnerRe Global is the name the Group uses to refer to underwriting operations outside the U.S., and is comprised of the Non-Life sub segments Global P&C and Worldwide Specialty, and the Life segment.

In his new role, Mr. Miranthis will report directly to Bruno Meyenhofer, CEO, PartnerRe Global and will be responsible for the management of all Global business units. He will also become a member of the Group Executive Committee. Mr. Meyenhofer will maintain responsibility for the overall executive management of the PartnerRe Global operations.

Mr. Miranthis joined PartnerRe in 2002 as the Group’s Chief Actuarial Officer. Since that time he has developed the Group’s actuarial resources and strengthened the Company’s ROE and Capital models and methodologies. Mr. Miranthis will continue in his current role as Chief Actuarial Officer until a new candidate is found.

PartnerRe President and CEO Patrick Thiele said, “I am very pleased to promote Costas to this position. His strong leadership skills and business experiences position him well for his new operational responsibilities in our Global operations. Also, we will continue to benefit from his insights and analysis of Group issues, by virtue of his joining the Group Executive Committee.”

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company also offers alternative risk products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, other lines, life/annuity and health, and alternative risk products. For the year ended December 31, 2006, total revenues were $4.2 billion, total assets were $14.9 billion, total capital was $4.7 billion and total shareholders’ equity was $3.8 billion.

PartnerRe on the Internet: www.partnerre.com

Contacts:
PartnerRe Ltd.
(441) 292-0888
Investor Contact: Robin Sidders, Investor Relations
Media Contact: Celia Powell, Corporate Communications

Sard Verbinnen & Co
(212) 687-8080
Drew Brown/Hallie Bozzi

PartnerRe Ltd.	Telephone +1 441 292 0888	www.partnerre.com
Fifth Floor, Wellesley House South	Fax + 1 441 292 7010	The thinking insurer’s reinsurer.
90 Pitts Bay Road,
Pembroke, HM 08, Bermuda